Exhibit 8.0

2550 M Street, NW Washington, DC 20037 202-457-6000 Facsimile 202-457-6315 www.pattonboggs.com

July     , 2008

Board of Directors

First Place Financial Corp.

185 East Market Street

Warren, OH 44481

Board of Directors

Camco Financial Corp.

6901 Glenn Highway

Cambridge, Ohio 43725

Ladies and Gentlemen:

You have requested our opinion as to the federal income tax consequences of the proposed acquisition of Camco Financial Corp., a Delaware corporation (“Camco”), by First Place Financial Corp., a Delaware corporation (“First Place”), pursuant to the Agreement and Plan of Merger by and among First Place and Camco dated May 7, 2008 (the “Merger Agreement”). Pursuant to the Merger Agreement, Camco will merge with and into First Place, with First Place as the surviving institution (the “Merger”). All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

Our opinions are based on the STATEMENT OF FACTS and our examination of the Merger Agreement, the registration statement filed on Form S-4 with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and such corporate records, certificates and other documents, as we have considered appropriate for this opinion. In rendering our opinion, we also have relied upon written representations and covenants by each of First Place and Camco included in their respective Certificates of Representations. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered

Boards of Directors

July     , 2008

in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete and (v) the Merger will be completed in the manner contemplated by the Merger Agreement and the Registration Statement.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Unless otherwise noted, Section references are to the Code as in effect at the date of this letter.

STATEMENT OF FACTS

The respective Boards of Directors of First Place and Camco have determined that it is in the best interests of their respective companies and their shareholders to merge Camco with and into First Place, with First Place as the surviving institution, in exchange for First Place common stock and cash. Camco stock option holders will receive First Place stock options in exchange for their Camco options.

The Merger will be structured as follows:

1.

Camco will merge with and into First Place in accordance with the laws of the State of Delaware with the separate corporate existence of Camco ceasing and First Place surviving. The Merger will become effective upon filing and as set forth in the Certificate of Merger and in accordance with the requirements of the Delaware General Corporation Law (“DGCL”).

2.

At the Effective Time, each share of Camco common stock, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (other than dissenters’ shares, Camco common stock held as treasury shares, and shares of Camco common stock already owned directly or indirectly by First Place or Camco or any of their respective subsidiaries (“Excluded Shares”)) will, at the election of the holder of such share, be canceled and converted into the right to receive: (i) $13.58 in cash, without interest, (ii) 0.97 shares of First Place common stock, subject to possible adjustment at the closing because of an increase or a decrease in the market value of First Place common stock between the signing of the Merger Agreement and the closing of the acquisition, or (iii) some combination of First Place common stock and cash as elected by the holder, subject to adjustment pursuant to the Merger Agreement.

Boards of Directors

July     , 2008

3.

At the Effective Time, each outstanding and unexercised stock option to purchase Camco common stock shall cease to represent a right to acquire shares of Camco common stock and will be converted automatically into an option to purchase shares of First Place common stock under the same terms and conditions of the Camco common stock options (except for the substitution of First Place common stock for Camco common stock). The number of shares of First Place common stock subject to each assumed Camco option will be equal to the number of shares of Camco common stock previously subject to the assumed Camco option multiplied by the exchange ratio (as may be adjusted through the date of closing of the Merger) and the per share exercise price under each such Camco option will be adjusted by dividing the per share exercise price under each such Camco option by the exchange ratio (as may be adjusted).

The Merger Agreement provides that 73.501% of the outstanding shares of Camco common stock must be exchanged for shares of First Place common stock. If Camco stockholders elect to receive First Place common stock that, in the aggregate, is more than 73.501% of the outstanding shares of Camco common stock, the shares in excess of 73.501% of the number of shares of Camco common stock outstanding will instead be reallocated to receive cash. Because Camco stockholders may also elect to receive more cash resulting in less than 73.501% of the outstanding shares of Camco common stock exchanged for First Place common stock, the allocation procedures will reallocate shares whose holders have elected to receive cash to instead receive First Place common stock so that 73.501% of the outstanding shares of Camco common stock are exchanged for First Place common stock.

At the effective time of the acquisition, all shares of Camco common stock that are owned by Camco as treasury stock and all shares of Camco common stock that are owned directly or indirectly by First Place or Camco or any of their respective subsidiaries, other than shares held directly or indirectly in trust accounts, managed accounts or otherwise held in a fiduciary capacity that are beneficially owned by third parties, will be cancelled without receiving any merger consideration. In addition, no fractional shares of First Place common stock will be issued in connection with the acquisition. Instead, Camco stockholders who receive First Place common stock will receive the value of any fractional share interest in cash, based on a stock price of $13.58 per share of First Place common stock.

Pursuant to the Merger Agreement, each Camco common stockholder that has exercised dissenter’s rights with respect to such Dissenter’s Shares, in accordance with the DGCL, will not be converted into, or represent a right to receive the merger consideration discussed above and the holder thereof will be entitled only to such rights as are granted under the provisions of the DCGL.

Boards of Directors

July     , 2008

OPINION

Based on the terms of the Merger Agreement, our review of other records and documents, the representations provided in the Certificates of Representations, the STATEMENT OF FACTS and our review of such matters of law as we have deemed appropriate and, assuming the Merger occurs in accordance with the Merger Agreement, we are of the opinion that:

1.

The Merger will be a tax-free reorganization within the meaning of Sections 368(a)(1)(A) of the Code. First Place and Camco will each be “a party to a reorganization” within the meaning of Code Section 368(b).

2.	No gain or loss will be recognized by First Place or Camco as a result of the Merger.

3.

A Camco shareholder who receives solely First Place common stock in exchange for all of such shareholder’s shares of Camco common stock pursuant to the Merger will not recognize gain or loss on the exchange.

4.

A Camco shareholder who receives solely cash in exchange for all of such shareholder’s shares of Camco common stock pursuant to the Merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder’s aggregate tax basis for such shares of Camco common stock, which gain or loss will be long-term capital gain or loss if such shares of Camco common stock were held as a capital asset for more than one year at the Effective Time of the Merger. If, however, any such Camco shareholder’s receipt of cash has the effect of a distribution of a dividend, the gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of First Place’s accumulated earnings and profits. For purposes of determining whether a Camco shareholder’s receipt of cash has the effect of a distribution of a dividend, the Camco shareholder will be treated as if such shareholder first exchanged all of such shareholder’s Camco common stock solely in exchange for First Place common stock and then First Place immediately redeemed a portion of that stock for the cash the Camco shareholder actually received in the Merger. Receipt of cash will generally not have the effect of a distribution of a dividend to the Camco shareholder if such receipt is, with respect to the Camco shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code.

5.

A Camco shareholder who receives both First Place common stock and cash consideration in exchange for all of his or her shares of Camco common stock generally will recognize gain, but not loss, with respect to each share of Camco common stock exchanged equal to the lesser of (i) the excess, if any, of (1) the fair market value of the First Place common stock received (including any fractional share of First Place common stock deemed to be received and exchanged for cash) for such share of Camco common stock and the amount of cash received (excluding any cash received in lieu of a

Boards of Directors

July     , 2008

fractional share of First Place common stock) in exchange for such share of Camco common stock over (2) the shareholder’s tax basis in such share of Camco common stock, and (ii) the cash received by such shareholder for such share of Camco common stock. Because the terms of the exchange do not specify the specific shares that a Camco shareholder exchanges for cash and the specific shares the Camco shareholder exchanges for stock, a Camco shareholder who receives cash and shares of First Place common stock will be treated as receiving for each share of Camco common stock a pro rata portion of the total shares of First Place common stock received by the shareholder (including fractional shares deemed received) and a pro rata portion of the total cash (other than for fractional shares) received by the shareholder. Gain will be long-term capital gain if the shares of Camco common stock with respect to which the gain is recognized were held as a capital asset at the Effective Time of the Merger for more than one year. Any gain recognized by a shareholder may be subject to treatment as a dividend for federal income tax purposes as described above.

6.

A Camco shareholder’s aggregate tax basis in the First Place common stock received pursuant to the Merger will be the same as his or her basis in Camco common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received, and the amount of cash, if any, treated as received (other than cash for a fractional share), and increased by the amount treated as a dividend, if any, and the amount of gain, if any, recognized by such shareholder with respect to such share. A Camco shareholder who holds multiple blocks of Camco common stock may be permitted to allocate basis among specific shares of stock received and the holding periods of shares of stock received when the transferor exchanges shares with varying tax bases or holding periods.

7.

A Camco shareholder’s holding period in each share of First Place common stock received in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the share of Camco common stock surrendered in exchange for the share of First Place common stock, provided that the exchanged shares of Camco common stock were held by such shareholder as a capital asset at the Effective Time of the Merger.

8.

No fractional shares of First Place common stock will be issued in the Merger. A Camco shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by First Place. A Camco shareholder should generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Camco common stock exchanged was held by such shareholder as a capital asset for more than one year at the Effective Time of the Merger.

Boards of Directors

July     , 2008

9.

A Camco shareholder who exercises his or her dissenter’s rights and receives solely cash in exchange for the shares of Camco common stock will be treated as having received the cash as a distribution in redemption of Camco common stock. Any Camco shareholder who does not own, actually or constructively, Camco common stock after the exchange will realize and recognize gain or loss measured by the difference between the redemption price and adjusted basis of the Camco common stock surrendered.

SCOPE OF OPINION

This opinion is not intended or written to be used, and may not be used by any taxpayer, for the purpose of avoiding any penalties that may be imposed by the IRS. The recipients should seek advice based on each recipient’s particular circumstances from an independent tax advisor.

The opinions contained herein are rendered only with respect to the specific matters discussed herein; in this letter we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. We have assumed the accuracy of the representations made by First Place and Camco of which we have made no independent investigation.

Our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. We express no opinion as to any state or local income tax consequences.

CONSENT

This opinion is being furnished only to First Place, Camco and Camco shareholders in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion in certain bank regulatory filings and filings with the Securities and Exchange Commission in connection with the Merger.

Sincerely,

PATTON BOGGS LLP

SPC/GJS/JNP